Agassi Sports Entertainment Announces Entry Into Collaboration Agreement with JOOLA on Future Ventures

Las Vegas, Nevada / July 15, 2025 - Agassi Sports Entertainment Corp. (OTC PINK:AASP), an emerging leader in sports entertainment and innovation, is pleased to announce the entry into a collaboration and licensing agreement relating to pickleball with JOOLA, a global leader in table tennis for decades and now a recognized global leader in pickleball.

Under the agreement, the parties plan to identify various pickleball ventures which they would jointly pursue. Ventures may include the development of products, live events, exhibitions, competitions and tournaments, wellness projects, and content for distribution across various media. It is anticipated that certain ventures shall involve the use of iconic brands, logos, and related trademarks, and/or the name, image and likeness of various athletes and celebrities.

The acquisition or licensing of the rights in and to any brands, logos, and/or trademarks, and the NIL rights of celebrities or athletes shall be the sole responsibility of Agassi Sports Entertainment to obtain. Each venture will be governed by its own separate definitive agreement which shall include financial terms and other details.

Commenting for Agassi Sports Entertainment, CEO Ronald Boreta stated, “We expect this collaboration to be a strategic step for us to grow and influence the pickleball industry worldwide and are excited to be working with JOOLA, a global leader in the sport, to that end. As we’ve stated and continued to demonstrate with this agreement, Agassi Sports Entertainment intends to work with best of class brands with global reach, and JOOLA is that in pickleball and table tennis. We believe that this collaboration is a strong step towards maximizing value for our shareholders. As a publicly-traded company, we believe this effort accelerates our path to commerciality, and our intention of allowing our shareholders to financially participate in the rapidly growing global pickleball industry. Additionally, we are continuing strategic discussions regarding capital market structure in order to increase visibility, liquidity in our shares, and potentially uplist to a national exchange as soon as practicable.”

Adding to Mr. Boreta’s comments, Mr. Andre Agassi, who has been a World Number 1, 8-time Grand Slam winner, and an Olympic Gold Medalist during his Hall of Fame tennis career, stated, “I’ve had a long-standing personal relationship with JOOLA and I’m excited to expand that relationship through Agassi Sports Entertainment. By collaborating with JOOLA, a leading global brand in pickleball, we believe we’re in a great position to work together to expand the sport we both love and make it more accessible worldwide, while promoting fun, health, and wellness along the way.”

About Agassi Sports Entertainment Corp.

Agassi Sports Entertainment Corp. (OTC PINK:AASP) is a vibrant sports entertainment, content, media, and technology company focused on bringing together sports communities under one brand. We believe we are uniquely positioned to become a leader in the racquet sports space, including pickleball and padel. Our strategy centers on working to consolidate, promote, and grow the highly opportunistic industry through various organic and transactional efforts worldwide.

About JOOLA

JOOLA has been a pioneer in table tennis since its establishment in 1952. In 2022, its expansion into pickleball quickly attracted the biggest names in the sport, including Ben Johns, Anna Bright, Federico Staksrud, Tyson McGuffin, and Simone Jardim. As a sponsor of both the PPA and PPA Asia Tours and to top athletes in the game, the team at JOOLA combines its expertise with fresh perspectives to bring synergy and innovation to the pickleball community.  JOOLA creates a variety of equipment, apparel, and accessories for pickleball and table tennis players, both professional and recreational. JOOLA is based in Rockville, MD, and is owned by Sport Squad, Inc.

Forward-Looking Statements

This press release includes "forward-looking statements", including information about management's view of the Company's future expectations, plans and prospects. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, the ability of Agassi Sports Entertainment Corp. (the “Company”) to raise funding to support its operational plans, the terms of such financing and potential dilution caused thereby; the ability of the Company to complete the steps necessary to undertake its current operational plan, the costs associated therewith, timing relating thereto, and the ability of the Company to generate revenues associated therewith; the concentration of ownership of the Company's securities; the outcome of the prior engagement of IBM, the outcome of the collaboration and licensing agreement with Joola as discussed above; the market for the Company's planned services, including the market for pickleball and padel; competition in the Company's industry; the Company's ability to fully comply with numerous federal, state and local laws and regulatory requirements; current negative operating cash flows and a need for additional funding to finance our operating plans; the terms of any further financing, which may be highly dilutive and may include onerous terms, increases in interest rates which may make borrowing more expensive and increased inflation which may negatively affect costs, expenses and returns; geopolitical events and regulatory changes; and the effect of changing interest rates and inflation, economic downturns and recessions, declines in economic activity or global conflicts. These risk factors and others are included from time to time in documents the Company files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. These reports and filings are available at www.sec.gov. All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, including the forward-looking statements included in this press release, which are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise provided by law.

Ron Boreta

Director and CEO

Agassi Sports Entertainment Corp.

702-400-4005

SOURCE: Agassi Sports Entertainment Corp.